Exhibit 10.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACES WITH THREE ASTERICKS (***).

AGREEMENT FOR PURCHASE AND SALE OF PERS MONITORING ACCOUNTS

THIS AGREEMENT is made effective as of the 1st day of September, 2014 by and between Excelsis Investments Inc., a Nevada corporation with its principal place of business at 801 West Bay Drive, Suite 470, Largo, FL 33770 (hereinafter referred to as "Buyer") and Harmonious Enterprises Inc., a New York corporation with its principal place of business at 37 W. 47th Street, Suite 201, New York, NY 10036 (hereinafter referred to as the "Seller").

WITNESSETH:

The Buyer and Seller, by executing and delivering this Agreement, hereby agree as follows:

1.  Purchase and Sale of Assets. The Seller hereby conveys its entire 1ight, title and interest whatsoever in the Assets (as defined below), which Assets, upon the payment of the purchase price hereunder (the "Purchase Price"), shall be the sole property of the Buyer as of the date of the Closing (as defined below). The "Assets" shall mean the customers and the PERS Monitoring Agreements related to such customers, in each case, as specified on Schedule I (the "Customer Accounts"), and all related customer agreements and accounts receivable owned by Seller that solely relate to the Customer Accounts. A "PERS Monitoring Agreement" is an agreement pursuant to which contracting company is obligated to provide, at a minimum, a monitoring device and personal emergency response monitoring and notification services and may provide other directly related services, all in return for the customer's payment of RMR.

2.  Calculation and Payment of Purchase Price.

In consideration for the Seller's sale, transfer and assignment of the Assets to the Buyer, the Buyer shall (I) issue to the Seller, at the Closing, a number of shares of common stock of the Buyer representing *** of the Buyer's outstanding common stock, as determined on an as-converted, fully-diluted basis, which shall not be subject to dilution by any future issuances of equity securities (including convertible securities) or any other issuance or existing issuance by the Buyer or any rights, options or warrants to purchase equity securities of the Buyer and (IT) transfer to the Seller all right, title and interest in and to the manufacturing and tooling equipment used in the manufacturing of STEALTH Card in the event the Buyer files any petition seeking relief for the Buyer under any law for the relief of debtors (clauses (I) and (II) are hereinafter referred to as the Purchase Price). The shares of common stock of the Buyer to be issued to the Seller shall not be subject to dilution in connection with any future equity issuances by the Buyer (including issuances of convertible securities) or any options, rights or warrants to purchase equity securities of the Buyer. If, after the Closing, the Buyer issues any additional equity securities (including convertible securities) or any options, right of warrants to purchase equity securities, then the Buyer shall (y) notify the Seller, in writing, and (z) issue to the Seller an additional number of shares of common stock of the Buyer so that, at all times, the shares of common stock owned by the Seller represents *** of the Buyer's outstanding common stock, as determined on an as-converted, fully-diluted basis.

3. Replacement Period.

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If the first monthly payment after the Closing Date has not been made on the Customer Accounts by or on behalf of the customers (including by the Seller on their behalf) and posted to the Customer Accounts, the Seller, in its sole discretion, shall either (y) pay to the Buyer an amount equal to $100,000 less the amount of payments actually made on the Customer Accounts by or on behalf of the customers (including by the Seller on their behalf) or (z) promptly deliver to Buyer additional accounts which are not in Default, with the same replacement period. If the second monthly payment after the Closing Date has not been made on the Customer Accounts, then Seller pay to the Buyer an amount equal to $100,000 less the amount of payments made on the Customer Accounts by or on behalf of the customers (including by the Seller on their behalf) with respect to such second monthly payment. The Seller shall have no liability to the Buyer for any failure of any of the transferred Customer Accounts to make the payments due and owing by them to the Customer Accounts.

4.    Bill of Sale. Upon tender by Buyer to Seller of the Purchase Price consisting of a *** non-dilutable equity ownership interest (as determined on an as-conve11ed, fully-diluted basis) in the Buyer, the Seller shall execute and deliver to Buyer the as is Bill of Sale, in the form attached hereto as Exhibit A.

5.    Closing. The purchase and sale of the Assets (the "Closing") provided for in this Agreement will take place at the offices of counsel to Seller, at 10:00 a.m. (local time) on the date of this Agreement (the "Closing Date") (or at such other place and time as may be agreed to by Buyer and Seller). The Closing of the transactions contemplated by this Agreement may also take place on the Closing Date by facsimile transmission or by electronic mail in PDF format of all required documents (with the original executed documents to be delivered by overnight courier within two (2) business days of the Closing).

6.    Representation by Seller. The Seller represents, covenants and warrants to Buyer as follows:

(a)  All Customer Accounts included in the Assets are Current Active Accounts. "Current Active Accounts" shall mean customers with balances less than 90 days past invoice date who are in possession of equipment and have not given verbal or written notice of cancellation.

(b)  All PERS Monitoring Agreements for the Customer Accounts included in the Assets shall be substantially in the form attached as Exhibit B.

(c)  That the RMR accounts receivable and prepaid amounts associated with the Customer Accounts, as disclosed by the Seller to the Buyer, are true and accurate. Seller makes no warranty of any future financial terms of said Assets or future compliance of the obligations of the Customer Accounts under the PERS Monitoring Agreements or any other agreements to which they are a party, provided however, that the terms enumerated in Section 3 "Replacement Period" shall apply.

(d)  That Seller has good title to all Assets to be conveyed to Buyer and will at closing convey to Buyer the Assets, free and clear of any known lien or encumbrance.

(e)  To Seller's knowledge, no consent of any third party, including any customer, is required in order for Seller to sell and assign the Assets to Buyer.

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7.  Representation, Warranties and Covenants of Buyer. The Buyer represents, warrants and covenants to Seller as follows:

(a)  Buyer, to Buyer's knowledge, has no pending or threatened lawsuits, litigations, or claims of any kind against it.

(b)  That Buyer shall, at the Closing, have obtained all necessary approval of its board of directors, stockholders and any other third parties necessary to give Seller a non-dilutable *** (as determined on an as-converted, fully-diluted basis) in the Buyer. The Buyer further represents, warrants and covenants that (y) Schedule II sets forth, as of the Closing Date, the (i) number of shares of common stock of the Buyer outstanding, (ii) number of shares of common stock of the Buyer issuable upon exercise of options, warrants or other rights to purchase common stock and (iii) number of shares of common stock of the Buyer issuable upon conversion of any convertible securities of the Company (including the Company's Series A Preferred Stock) and (z) there is Series A preferred stock outstanding held by Buyer's two principals. The Series A Preferred Stock does not impede Seller's *** (as determined on an as converted, fully-diluted basis), and the terms of the Series A Preferred Stock will not result in the Seller receiving, upon any liquidation, dissolution, winding up or sale of the Buyer, less than *** of the aggregate proceeds payable to its equityholders (including holders of any rights, warrants or options) upon any liquidation, dissolution, winding up or sale of the Buyer.

Within ten (10) days following the end of each calendar quarter, the Buyer shall deliver to the Seller a certificate, certified by its President or Chief Financial Officer, certifying (i) the number of shares of Common Stock outstanding as of the end of such calendar quarter, (ii) the number of shares of Common Stock issuable upon exercise of options, warrants or other rights to purchase Common Stock as of the end of such calendar quarter, (iii) the number of shares of Common Stock issuable upon conversion of any convertible securities of the Company (including the Company's Series A Preferred Stock) as of the end of such calendar quarter and (iv) as to the Seller's equity ownership percentage of the common stock (as determined on an as-converted, fully-diluted basis).

(c)  Buyer has no existing debt or other contracts, arrangements or obligations that would prohibit or impede Seller's non-dilutable *** (as determined on an as-converted, fully-diluted basis) in the Buyer and shall not incur any such debt or enter into any such contracts, arrangements or obligations without Seller's express written consent.

(d)  The shares of restricted common stock of the Buyer to be issued to the Seller at the Closing (which represents Buyer's non-dilutable *** (as determined on an as-converted, fully-diluted basis) in the Buyer) shall be validly issued, fully paid and non-assessable and free of pre-emptive rights and any other liens, claims or encumbrances, subject to Seller's fulfillment of its obligations of this Agreement.

(e)  Seller shall retain veto rights on (x) transfer of accounts for a period of 1 year from the completion of this transaction, (y) any sale of the Buyer (whether by merger, consolidation, sale of equity or assets) and (z) any transactions with affiliates of Buyer or any of its directors, officers or employees with the exception of existing business relationships.-

(f) Buyer shall not incur additional obligations outside the normal course of business that would or could adversely affect, or reduce the value of, Seller's equity ownership interest in the Buyer without Seller's express written permission.

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(g)  Buyer acknowledges that if Buyer breaches or threatens to breach Buyer's covenants and agreements in Section 2 or this Section 7, then Buyer's actions may cause irreparable harm and damage to Seller that could not be adequately compensated in damages. Accordingly, if Buyer breaches or threatens to breach this Agreement, then Seller will be entitled to injunctive relief in addition to actual and punitive damages and any other rights or remedies of Seller under this Agreement or otherwise.

(h)  Buyer represents, warrants and covenants that the following breakdown of expenses will be used as a Do Not Exceed number for the aggregate one-year period beginning upon the completion of this agreement; during which Buyer agrees that Buyer will not deviate from the following budgetary item's without Seller's express written authorization.

Executive Salaries: ***

Filings / Audit / Legal: ***

Manufacturing Improvements: ***

Development of Tech: ***

Marketing of Product: ***

Financial Restructuring: ***

(i)  The Buyer has performed its own due diligence in respect of the Assets and is satisfied that the Assets meet the due diligence standards of Buyer.

(j)  Seller shall have no liability to any third party as a result of its ownership of the equity securities of the Buyer or the rights granted to Seller under this Agreement.

8.  Management Services.

(a)  Services. If requested by Buyers, the Seller shall provide the following services (the "Services") on behalf of Buyer, with respect to and in connection with, the Customer Accounts for $5 per customer:

(i)  General administrative and technical support for Buyer solely with respect to the Customer Accounts consisting of (y) customer billing, customer service and collection services on behalf of, and in the name of, the Buyer with respect to the Customer Accounts and (z) such other general administrative and technical services solely with respect to the Customer Accounts as may be agreed to by the Buyer and Seller.

(ii)  Communication with the Buyer's customers for the Customer Accounts.

(iii)  Fulfillment of the Buyer's customer orders for the Customer Accounts; provided, that, Buyer pays to Seller, in advance, all costs and expenses associated with its fulfillment of the Buyer's customer orders.

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(b)  Obligations of the Buyer. In order to facilitate Seller's performance of the Services pursuant to this Agreement, the Buyer shall provide Seller (and its representatives) access to the Buyer's PERS business records, both financial and otherwise, as may be reasonably requested by Seller. In order to induce Seller to provide any of the services pursuant to this Section 8, Buyer shall indemnify, defend and hold Seller harmless from any losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees) associated with its provision of such services.

(c)  Independent Contractor. The Parties agree that Seller shall act solely as an independent contractor under this Agreement. This Agreement is not intended to create an employment or agency relationship between the Buyer and Seller; and for all purposes, Seller shall be deemed an independent contractor and not the Buyer's agent or employee. Seller shall have no authority and shall not represent itself as having the authority to act for, represent, bind or obligate the Buyer, except as provided for in this Agreement. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the Buyer and Seller, and neither Party shall be liable for any act or failure to act by the other Party, except as specifically set forth in this Agreement.

9.  Brokerage. Each party hereto represents to the other that it has not incurred any brokerage fee in connection with the transaction contemplated by this Agreement or engaged any Broker. Any brokerage fee and obligations thereunder, including litigation, will be the sole responsibility of Buyer.

10. RMR. For purposes of this Agreement, RMR shall mean an amount equal to the gross recurring monthly revenue billable under a PERS Monitoring Agreement and calculated on a monthly basis (regardless of whether any particular customer is billed and or pays monthly, quarterly, annually or another regular periodic basis), for PERS Services; but net of any monthly discounts afforded the customer (e.g. for prepayment or for paying by ACH or EFN other than service credits granted from time to time in the ordinary course of the Company's business; provided, however, that RMR shall not include any revenue attributable to or derived from:

(a)  reimbursement or prepayment of private telephone line or other utility company charges associated with the installation, monitoring or furnishing of PERS Services or for cell back up or GSM services; (b) reimbursement for or payment of any false alarm assessments; (c) reimbursement for or payment of any taxes, fees or other charges imposed by any Govenm1ental Authority relative to the furnishing of PERS Services; (d) nonrecurring charges from customers for services which are not provided on a regular and recurring basis, such as installation and time and material charges; (e) late fees or fees for insufficient fund checks; (f) revenue due under a PERS Monitoring Agreement that is greater than 90 days past invoice date or (g) as to which the equipment has been returned to and received by the Company, with respect to which the customer is within his or her/its right to terminate the contract.

This Agreement constitutes the entire agreement between the Parties

11. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:

If to Buyer, to: Brian McFadden

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801 West Bay Drive
Suite 470
Largo, FL 33770
Tele: 727-420-2380
Email: bp.mcfadden@gmail.com

If to Seller, to:

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, (iii) if sent via facsimile, upon confirmation of facsimile transmission, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient's next business day, or (iv) if sent via electronic mail, upon its delivery, if sent during normal business hours of the recipient, or if not sent during norn1al business hours of the recipient, then on the recipient's next business day.

12. Assignment. Except as set forth below, neither Seller nor Buyer shall have the right to assign its rights and obligations hereunder without the written consent of the other, but it shall be binding upon the heirs, executors, administrators and successors of the parties.

13. Survival. All representations and warranties herein set forth shall survive the Closing hereof and the parties shall be bound thereby.

14. Transition Assistance. The Seller shall provide the Buyer with all reasonable and necessary download pass codes to reprogram the Customer Accounts to the Buyer's receiver at Buyer's designated central monitoring station. The Seller shall also allow the Buyer access to reprogram the Accounts to the Buyer's central monitoring station at Buyers expense.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument An executed signature page delivered by facsimile or electronic mail transmission shall be binding to the same extent as an original executed signature page with regard to any agreement subject to the terms hereof or any amendment thereto.

16. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to the conflict of law provisions thereof. Each of the parties irrevocably: (i) submits to the personal jurisdiction of the courts sitting in Nassau County, New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that they or it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (iii) agrees that they or it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in Nassau County, New York. The parties hereto waive trial by jury in any action, suit, proceeding, or counterclaim brought by either of them against the other in any matter arising out of or in any way connected with this Agreement.

IN WITNESS WHEREOF, Buyer and Seller have hereunto set their hands as of the date first above written.

Buyer:BRIAN McFADDEN

President

Seller:HING-TACK CHEN

By:

Attachments:

IN WITNESS WHEREOF, Buyer and Seller have hereunto set their hands as of the date first above written.

Buyer:.

By:BRIAN McFADDEN

Seller:HING-TACK CHEN

By: _____

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Schedule I Customer Accounts

Approximately *** customers specified by Seller that result, in the aggregate, in RMR in excess of *** which can be paid by the seller for the *** on behalf of the customers.

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Schedule II

Capitalization of the Buyer

Remainder of page redacted

***

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EXHIBIT A

BILL OF SALE

This Bill of Sale is made on this 1st day of September 2014 between Harmonious Enterprises Inc. (Seller) and Excelsis Investments, Inc. (Buyer)

Seller in exchange for consideration of *** non-dilutible equity position in EXSL, hereby does grant, transfer and deliver to Buyer *** PERS monitoring accounts as described in Schedule I of the Agreement for Purchase and Sale.

Buyer shall have full rights to accounts described above.

Seller is the lawful owner and has good right to sell accounts.

Excelsis Investments, Inc.	Harmonious Enterprises Inc.

Brian McFadden	Hing-Tack Chen
Name	Name

BRIAN McFADDEN	HING-TACK CHEN
Title	TitlePresident

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EXHIBIT B

FORM OF PERS MONITORING AGREEMENT

73 Pages redacted

***

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